Execution Version

EXHIBIT 10.79

FOURTH AMENDMENT TO CREDIT AND GUARANTY AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AND GUARANTY AGREEMENT (this “Amendment”) is entered into as of November 9, 2015, by and among VERTEX ENERGY OPERATING, LLC., a Texas limited liability company (“Company”), VERTEX ENERGY, INC., a Nevada corporation (“Holdings”), the other Credit Parties signatory hereto, the Lenders signatory hereto and GOLDMAN SACHS BANK USA, as Administrative Agent for the Lenders (in such capacity, “Administrative Agent”) and as Collateral Agent for the Lenders (in such capacity, “Collateral Agent”).

RECITALS

A.     Company, Holdings, the other Credit Parties, Lenders and Administrative Agent are parties to a certain Credit and Guaranty Agreement, dated as of May 2, 2014, as amended by that certain First Amendment to Credit and Guaranty Agreement, dated as of December 5, 2014, as amended by that certain Second Amendment to Credit and Guaranty Agreement, dated as of March 26, 2015, and as amended by that certain Third Amendment to Credit and Guaranty Agreement, dated as of June 18, 2015 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to Company; and
B.    Company has requested that the Administrative Agent and Lenders amend certain provisions of the Credit Agreement, and subject to the terms and conditions hereof, the Administrative Agent and the Lenders executing this Amendment are willing to do so;
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties agree as follows:

A.	AMENDMENTS

1.Section 1.1 of the Credit Agreement is amended by adding the following new definitions in appropriate alphabetical order:

“Fourth Amendment Effective Date” means November 9, 2015.

“Q4 2015 Amortization Date” means the earlier of (x) December 31, 2015 and (y) the date that is one Business Day following the date on which Holdings, any of its Subsidiaries or Bango Refining receives Net Insurance/Condemnation Proceeds in an aggregate amount at least equal to $800,000.

2.Section 1.1 of the Credit Agreement is amended by replacing the definitions of Consolidated Adjusted EBITDA, Consolidated Liquidity, Fixed Charge Coverage Ratio, Fee Letter, Leverage Ratio and Subsidiary with the following:

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b) Consolidated Interest Expense, plus (c) provisions for taxes based on income, plus (d) total depreciation expense, plus (e) total amortization expense, plus (f) to the extent deducted in the calculation of Consolidated Net Income, Transaction Costs, plus (g) other non Cash items reducing Consolidated Net Income (excluding any such non Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), plus (h) to the extent deducted in the calculation of Consolidated Net Income, retention bonuses paid on or prior to December 31, 2014 in an aggregate amount not to exceed $650,500, minus (ii) the sum, without duplication of the amounts for such period of (a) other non Cash items increasing Consolidated Net Income for such period (excluding any such non Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus (b) interest income, plus (c) other income. For the avoidance of doubt, the provisions of Section 6.8(e) shall apply for purposes of calculating Consolidated Adjusted EBITDA with respect to the acquisition of Capital Stock of E-Source prior to the Closing Date, the Closing Date Acquisition and any other Permitted Acquisitions that occur after the Closing Date, measuring the foregoing components of Consolidated Adjusted EBITDA as if such acquisitions occurred on the first day of the applicable period, but shall not apply with respect to the Bango Acquisition . Notwithstanding the foregoing, (i) to the extent that the Bango Acquisition is consummated pursuant to Section 6.9(g)(i) with the consent of the Administrative Agent and (2) the Vertex NV EBITDA Election Notice has been delivered, the foregoing components of Consolidated Adjusted EBITDA shall include Vertex Refining NV, commencing with the fiscal month for which financial statements are delivered together with such Vertex NV EBITDA Election Notice and continuing thereafter (but not for periods prior to such fiscal month) and (ii) to the extent that the Bango Acquisition is consummated pursuant to Section 6.9(g)(ii), Vertex Refining NV shall be excluded from Consolidated Adjusted EBITDA pursuant to the definition of “Subsidiary”. Notwithstanding the foregoing, Consolidated Net Income attributable to Vertex Refining OH shall not be included in the calculation of Consolidated Adjusted EBITDA unless and until the requirements set forth in Section 5.15 shall have been satisfied.

“Consolidated Liquidity” means, as of any date, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) the sum of (A) Cash-on-hand of Holdings and its Subsidiaries held in one or more Controlled Accounts as of such date, but excluding funds in the Vertex Refining Cash Collateral Account, plus (B) the aggregate amount that may be drawn under the ABL Credit Agreement at such time (giving effect to any limitations on availability contained therein), minus (ii) all accounts payable of any Credit Party (other than any accounts payable to another Credit Party) that are overdue by more than 75 days.

“Fee Letter” means that certain amended and restated letter agreement, dated as of the Fourth Amendment Effective Date, between Company and Administrative Agent.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of (i) the Fiscal Quarter ending March 31, 2016 of (a) Consolidated Adjusted EBITDA for such Fiscal Quarter, to (b) Consolidated Fixed Charges for such Fiscal Quarter, (ii) the Fiscal Quarter ending June 30, 2016 of (a) Consolidated Adjusted EBITDA for the two Fiscal Quarter period ending on such date, to (b) Consolidated Fixed Charges for such two Fiscal Quarter period, (iii) the Fiscal Quarter ending September 30, 2016 of (a) Consolidated Adjusted EBITDA for the three Fiscal Quarter period ending on such date, to (b) Consolidated Fixed Charges for such three Fiscal Quarter period, and (iv) any other Fiscal Quarter of (a) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, to (b) Consolidated Fixed Charges for such four-Fiscal Quarter period.

“Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date, to (ii) Consolidated Pro Forma Adjusted EBITDA for the period of 12 consecutive fiscal months ending on such date (or if such date of determination is not the last day of a fiscal month, for the most recently ended period of 12 consecutive fiscal months for which financial statements have been delivered); provided, that for the purposes of clause (ii) above, (x) during the period commencing on March 31, 2016 and continuing through but excluding June 30, 2016, Consolidated Pro Forma Adjusted EBITDA shall be measured for the period of three consecutive fiscal months ending on such date, and multiplied by four, (y) for the period commencing on June 30, 2016 and continuing through but excluding September 30, 2016 Consolidated Pro Forma Adjusted EBITDA shall be measured for the period of 6 consecutive fiscal months ending on such date, and multiplied by two, and (z) during the period commencing on September 30, 2016 and continuing through but excluding December 31, 2016, Consolidated Pro Forma Adjusted EBITDA shall be measured for the period of 9 consecutive fiscal months ending on such date, and multiplied by 4/3.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Notwithstanding the foregoing, Vertex Refining NV and its Subsidiaries shall be deemed not to be Subsidiaries of Holdings solely for purposes of the definitions of Consolidated Adjusted EBITDA, Consolidated Capital

Expenditures, Consolidated Cash Interest Expense, Consolidated Current Assets, Consolidated Current Liabilities, Consolidated Excess Cash Flow, Consolidated Fixed Charges, Consolidated Interest Expense, Consolidated Liquidity, Consolidated Net Income, Consolidated Pro Forma Adjusted EBITDA, Consolidated Total Debt, Consolidated Working Capital, Consolidated Working Capital Adjustment, Fixed Charge Coverage Ratio and Leverage Ratio.

3.Section 1.1 of the Credit Agreement is amended by replacing the lead-in paragraph to the definition of Permitted Acquisition with the following:

“Permitted Acquisition” means any acquisition by Company or any of its wholly owned Guarantor Subsidiaries (other than Vertex Refining NV), whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,

4.Section 2.11 of the Credit Agreement is amended by replacing such Section 2.11 in its entirety with the following:

2.11
Scheduled Payments. The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below on the dates set forth below (each, an “Installment Date”), commencing on the Q4 2015 Amortization Date:

Date	Term Loan Installments
Q4 2015 Amortization Date	$800,000
March 31, 2016 and the last day of each Fiscal Quarter ending thereafter	$800,000

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.11, 2.12 and 2.13, as applicable; and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full in Cash no later than the Term Loan Maturity Date.

5.Section 2.13 of the Credit Agreement is amended by replacing subsection (c) thereof in its entirety with the following:

i.Issuance of Equity Securities. On the date of receipt by Holdings of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Holdings or any of its Subsidiaries (other than Capital Stock issued (i) pursuant to any employee stock or stock option compensation plan, or (ii) for purposes approved in writing by Administrative Agent), Company shall prepay the Term Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to Persons who are not Affiliates of Holdings, including reasonable legal fees and expenses. Notwithstanding the foregoing, no mandatory prepayment of the Term Loans shall be required (i) from the net proceeds of the Post Close Equity Raise or (ii) to the extent that the net proceeds from a capital contribution to, or the issuance of any Capital Stock of, Holdings are used (w) to prepay Capital Leases in an amount not to exceed $10,000,000 in the aggregate after the Closing Date, (x) for working capital purposes in an amount not to exceed $5,000,000, (y) to fund the working capital of Vertex Refining NV prior to the Vertex NV Ring Fence Termination Date or (z) in connection with a Permitted Acquisition.
6.Section 2.13 of the Credit Agreement is further amended by replacing subsection (g) in its entirety with the following:

(g)     Prepayment of Excess Outstanding Amounts. To the extent that (x) the Consolidated Total Debt as of such date exceeds (y) (1) Consolidated Pro Forma Adjusted EBITDA for the twelve month period ending on the last day of the most recently ended fiscal month for which financial statements have been delivered under Section 5.1(a), multiplied by (2) the maximum Leverage Ratio permitted under Section 6.8(b) with respect to the immediately preceding Fiscal Quarter, Company shall immediately prepay the Term Loans (or with the written approval of the Administrative Agent, the loans outstanding under the ABL Credit Agreement) in an amount equal to 100% of such excess; provided, however, that (i) no prepayments under this subsection (g) shall be required from the Second Amendment Effective Date through but excluding March 31, 2016, (ii) during the period commencing on March 31, 2016 and continuing through but excluding June 30, 2016, for purposes of clause (y)(1) above, Consolidated Pro Forma Adjusted EBITDA shall be measured for the three-month period ending on the last day of the most recently ended fiscal month for which financial statements have been delivered under Section 5.1(a), and multiplied by four, (iii) during the period commencing on June 30, 2016 and continuing through but excluding September 30, 2016, for purposes of clause (y)(1) above, Consolidated Pro Forma Adjusted EBITDA shall be measured for the six-month period ending on the last day of the most recently ended fiscal month for which financial statements have been delivered under Section 5.1(a), and multiplied by two, and (iii) during the period commencing on September 30, 2016 and continuing through but excluding December 31, 2016, for purposes of clause (y)(1) above Consolidated Pro Forma Adjusted EBITDA shall be measured for the nine-month period ending on the last day of the most recently ended fiscal month for which financial statements have been delivered under Section 5.1(a), multiplied by 4/3.
7.Section 5.1 of the Credit Agreement is amended by replacing subsections (a) and (b) thereof in their entirety with the following:

(a)     Monthly Reports. As soon as available, and in any event within 30 days after the end of each month (including months which began prior to the Closing Date), the consolidated balance sheet of Holdings and its Subsidiaries and a consolidating balance sheet of Vertex Refining NV, in each case as at the end of such month and the related consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows of Holdings and its Subsidiaries and consolidating statements of income and cash flows of Vertex Refining NV, in each case for such month and (commencing with the fiscal month ending January 31, 2016) setting forth in comparative form the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a schedule of reconciliations for any reclassifications with respect to prior months or periods (and, in connection therewith, copies of any restated financial statements for any impacted month or period) a Financial Officer Certification with respect thereto and any other operating reports prepared by management for such period;

(b)     Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter), the consolidated balance sheet of Holdings and its Subsidiaries and the consolidating balance sheet of Vertex Refining NV, in each case as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries and consolidating statements of income and cash flows of Vertex Refining NV, in each case for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

8.Section 5.14 of the Credit Agreement is amended by replacing subsection (a) thereof in its entirety with the following:

(a)    Non-Consolidation. Holdings will and will cause each of its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities. Holdings will cause the Credit Parties not to commingle their funds or assets with those of Vertex Refining NV, which shall maintain separate books and records, assets and funds for all purposes, unless and until the Vertex NV Ring Fence Termination Date occurs.

9.Section 5.15 of the Credit Agreement is amended by replacing such Section in its entirety with the following:

5.15    Post-Closing Matters.

(a)     On or prior to forty-five (45) days following the Fourth Amendment Effective Date, Vertex Refining OH shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements and certificates similar to those described in Sections 3.1(h) and 3.1(j), and legal opinions (including from Ohio local counsel acceptable to the Administrative Agent), with respect to each such Material Real Estate Asset owned or leased by Vertex Refining OH to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets.

(b)     No later than forty-five (45) days following the Fourth Amendment Effective Date, Vertex Refining OH shall take all action to cause all of its Deposit Accounts to have become Controlled Accounts.

(c)    No later than forty-five (45) days following the Fourth Amendment Effective Date, Vertex Refining OH shall take all action to appoint an agent in New York City for the purpose of service of process in New York City and to have such agent agree in writing to give Administrative Agent notice of any resignation of such service agent or other termination of the agency relationship.

10.Article 5 of the Credit Agreement is further amended by inserting the following new Section 5.17 at the end thereof:

Section 5.17. Rolling Thirteen Week Cash Flow Forecast. No later than 12:00 pm prevailing New York, New York time on November __, 2015 and no later than 12:00 pm prevailing New York, New York time on Thursday of each week thereafter, Companies shall submit to the Administrative Agent (i) an updated thirteen-week cash flow projection (the “Cash Flow Projections”) for Holdings and its Subsidiaries whereby the first week shall be deleted and updated with the week immediately succeeding the last week included in the previous report; (ii) a detailed reconciliation analysis of actual results compared to projected results for the prior week; and (iii) a written explanation of all material variances. The Cash Flow Projections shall be reasonably acceptable to the Administrative Agent in form and substance. The Credit Parties shall make their senior management team available for a conference call with the Agents and Lenders to discuss the Cash Flow Projections no less frequently than once every two weeks at such times to be reasonably agreed between the Administrative Agent and Company Representative.

11.Section 6.1 of the Credit Agreement is amended by (i) inserting “and” at the end of clause 6.1(c)(2), (ii) deleting the reference to “and” at the end of Section 6.1(c)(3) and replacing it with a period, and (iii) deleting Section 6.1(c)(4) in its entirety. Section 6.1 of the Credit Agreement is further amended by deleting the final sentence of such Section.

12.Section 6.2 of the Credit Agreement is amended by replacing subsection (a) thereof in its entirety with the following:

i.(i) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document and (ii) Liens on Collateral securing Indebtedness permitted under Section 6.1(c) and 6.1(h) to the extent such Liens are subject to the terms of the Intercreditor Agreement; provided, however, no Liens on assets of Vertex Refining NV shall be permitted to secure Indebtedness permitted under Section 6.1(c) and 6.1(h) to the extent that the Bango Acquisition is consummated pursuant to Section 6.9(g)(ii) without the consent of the Administrative Agent and the Liens in favor of the Collateral Agent granted by Vertex Refining NV are released pursuant to Section 7.12;
13.Section 6.1 of the Credit Agreement is further amended by replacing subsection (c)(2) thereof in its entirety with the following:

(2) no Indebtedness may be borrowed or incurred under the ABL Credit Agreement if after giving effect thereto (x) any Default or Event of Default has occurred and is continuing hereunder, (y) the aggregate loans and letters of credit extended under the ABL Credit Agreement would exceed the Borrowing Base (as defined in the ABL Credit Agreement as in effect on the Closing Date), or (z) the Leverage Ratio (measuring Consolidated Pro Forma Adjusted EBITDA for the most recently ended twelve month period for which financial statements have been delivered) would exceed the maximum Leverage Ratio permitted under Section 6.8(b) with respect to the immediately preceding Fiscal Quarter, provided, however, that (i) this clause (z) shall be suspended and have no effect from the Second Amendment Effective Date through but excluding March 31, 2016, (ii) during the period commencing on March 31, 2016 and continuing through but excluding June 30, 2016, for purposes of this clause (2), Consolidated Pro Forma Adjusted EBITDA shall be measured for the three-month period ending on the last day of the most recently ended fiscal month for which financial statements have been delivered under Section 5.1(a), multiplied by four, (iii) during the period commencing on June 30, 2016 and continuing through but excluding September 30, 2016, for purposes of this clause (2), Consolidated Pro Forma Adjusted EBITDA shall be measured for the six-month period ending on the last day of the most recently ended fiscal month for which financial statements have been delivered under Section 5.1(a), multiplied by two, and (iv) during the period commencing on September 30, 2016 and continuing through but excluding December 31, 2016, for purposes of this clause (2), Consolidated Pro Forma Adjusted EBITDA shall be measured for the nine-month period ending on the last day of the most recently ended fiscal month for which financial statements have been delivered under Section 5.1(a), multiplied by 4/3,

14.Section 6.7 of the Credit Agreement is amended by replacing subsections (b) and (c) thereof in their entirety with the following:

i.equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any wholly owned Guarantor Subsidiary of Company; provided, that prior to the Vertex NV Ring Fence Termination Date, no Investment may be made in Vertex Refining NV other than equity Investments funded from the Vertex Refining Cash Collateral Account in accordance with Section 5.14(b) or from the net cash proceeds from contemporaneous equity issuances by Holdings;
ii.intercompany loans to the extent permitted under Section 6.1(b) and subject to the final paragraph of Section 6.1, provided, that prior to the Vertex NV

Ring Fence Termination Date, no intercompany loans may be made to Vertex Refining NV;
15.Section 6.8 of the Credit Agreement is amended by replacing subsections (a), (c) and (d) thereof in their entirety with the following:

(a)Fixed Charge Coverage Ratio. Holdings shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2016, to be less than the correlative ratio indicated:

Fiscal Quarter	Fixed Charge Coverage Ratio
For the Fiscal Quarter ending March 31, 2016	1.10:1.00
For the Fiscal Quarter ending June 30, 2016	1.10:1.00
For the Fiscal Quarter ending September 30, 2016	1.20:1.00
For the Fiscal Quarter ending December 31, 2016	1.20:1.00
For the Fiscal Quarter ending March 31, 2017 and each Fiscal Quarter ending thereafter	1.25:1.00

(c) Consolidated Adjusted EBITDA. If, as at the end of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2016, the aggregate outstanding principal amount of the Term Loan is greater than or equal to $15,000,000, Holdings shall not permit Consolidated Adjusted EBITDA as at the end of such Fiscal Quarter to be less than the correlative number below:

Fiscal Quarter	Consolidated Adjusted EBITDA
For the Fiscal Quarter ending March 31, 2016	$1,750,000
For the Fiscal Quarter ending June 30, 2016	$3,500,000
For the Fiscal Quarter ending September 30, 2016	$5,250,000
For the Fiscal Quarter ending December 31, 2016 and each Fiscal Quarter ending thereafter	$7,000,000

For the purposes of determining compliance with this Section 6.8(c), Consolidated Adjusted EBITDA as at the end of any Fiscal Quarter shall be equal to (i) with respect to the Fiscal Quarter ending on March 31, 2016, Consolidated Adjusted EBITDA for the Fiscal Quarter ending on such date, (ii) with respect to the Fiscal Quarter ending on June 30, 2016, Consolidated Adjusted EBITDA for the two Fiscal Quarter period ending on such date, (iii) with respect to the Fiscal Quarter ending on September 30, 2016, Consolidated Adjusted EBITDA for the three Fiscal Quarter period ending on such date and (iv) with respect to any other Fiscal Quarter, Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters ending on such date. For purposes of clarity, the minimum Consolidated Adjusted EBITDA covenant set forth above is not tested on September 30, 2015 or December 31, 2015.

(d) Minimum Consolidated Liquidity. Holdings shall not permit Consolidated Liquidity to be less than (i) $500,000 at any time from and after the Fourth Amendment Effective Date and on or prior to December 31, 2015, (ii) $750,000 at any time after December 31, 2015 and on or prior to March 31, 2016, and (iii) $1,000,000 at any time after March 31, 2016.

16.    Section 6.9 of the Credit Agreement is amended by replacing subsections (a) and (i) thereof in its entirety with the following:

i.any Subsidiary of Holdings may be merged with or into Company or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor Subsidiary; provided, that (x) in the case of such a merger, Company or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person and (y) unless and until the Vertex NV Ring Fence Termination Date has occurred, in no event shall Vertex Refining NV be merged with or into Holdings or any of its other Subsidiaries, be liquidated, wound up or dissolved, or have all or any part of its business, property or assets conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Holdings or any of its other Subsidiaries;
(i)    other Investments made by any Credit Party after the Closing Date in an aggregate amount not to exceed at any time $100,000; provided that this subsection (i) shall not be available for Permitted Acquisitions or any Investment in ESource or, prior to the Vertex NV Ring Fence Termination Date, Vertex Refining NV.
17.    Section 6.11 of the Credit Agreement is amended by replacing such Section in its entirety with the following

6.11 Sales and Lease‑Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease; provided, that, unless and until the Vertex NV Ring Fence Termination Date occurs, Vertex Refining NV shall not sell and lease back any property with Holdings or any of its other Subsidiaries.
18.    Section 8.1(c) of the Credit Agreement is hereby amended by inserting “Section 5.15, Section 5.17” immediately after the reference “Section 5.14”.

B.	RELEASE

1.In consideration of, among other things, Administrative Agent’s, Collateral Agent’s and the Lenders’ execution and delivery of this Agreement, each of Company and the other Credit Parties, on behalf of itself and its agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, the “Releasors”), hereby forever agrees and covenants not to sue or prosecute against any Releasee (as hereinafter defined) and hereby forever waives, releases and discharges, to the fullest extent permitted by law, each Releasee from any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever, that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity (collectively, the “Claims”), against Administrative Agent, Collateral Agent and the Lenders party hereto in any capacity and their respective affiliates, subsidiaries, and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys, advisors and other representatives of each of the foregoing (collectively, the “Releasees”), based in whole or in part on facts, whether or not now known, existing on or before the date hereof, that relate to, arise out of or otherwise are in connection with: (i) any or all of the Credit Documents or transactions contemplated thereby or any actions or omissions in connection therewith or (ii) any aspect of the dealings or relationships between or among Company and the other Credit Parties, on the one hand, and any or all of Administrative Agent, Collateral Agent or the Lenders party hereto, on the other hand, relating to any or all of the documents, transactions, actions or omissions referenced in clause (i) hereof. In entering into this Agreement, Company and each other Credit Party consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity thereof. The provisions of this Section shall survive the termination of this Amendment, the Credit Agreement, the other Credit Documents and payment in full of the Obligations.

2.Company and other Credit Parties each hereby agrees that it shall be, jointly and severally, obligated to indemnify and hold the Releasees harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Releasees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by or on behalf of any

Person, including, without limitation, the respective officers, directors, agents, trustees, creditors, partners or shareholders of Company, any other Credit Party, or any of their respective Subsidiaries, whether threatened or initiated, in respect of any claim for legal or equitable remedy under any statue, regulation or common law principle arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of the Credit Agreement, the other Credit Documents, this Amendment or any other document executed and/or delivered in connection herewith or therewith; provided, that neither Company nor any other Credit Party shall have any obligation to indemnify or hold harmless any Releasee hereunder with respect to liabilities to the extent they result from the gross negligence or willful misconduct of that Releasee as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Company and other Credit Parties each agrees to make the maximum contribution to the payment and satisfaction thereof that is permissible under applicable law. The foregoing indemnity shall survive the termination of this Amendment, the Credit Agreement, the other Credit Documents and the payment in full of the Obligations.

3.Each of Company and other Credit Parties, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Company or any other Credit Party pursuant to Section B(1) hereof. If Company, any other Credit Party or any of its successors, assigns or other legal representatives violates the foregoing covenant, Company and other Credit Parties, each for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

C.	CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, including, without limitation, the amendments contained in Section A, and the Company shall have no rights hereunder until satisfaction of the following conditions precedent:

1.The Administrative Agent and Lenders shall have received each of the following documents, each dated as of the date hereof and in form and substance satisfactory to the Administrative Agent and Lenders:

a.executed counterparts to this Amendment from Company, each of the Guarantors, Vertex Refining OH and the Lenders;

b.executed counterparts of the Counterpart Agreement from Vertex Refining OH;

c.executed counterparts of the Pledge Supplement from Vertex Refining OH, together with all related Supplements to Schedules to the Pledge and Security Agreement;

d.evidence satisfactory to Collateral Agent of the compliance by Vertex Refining OH of its obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, its obligations to authorize or execute, as the case may be, and deliver UCC financing statements, and originals of securities, instruments and chattel paper as provided therein); and

e.a completed Collateral Questionnaire with respect to Vertex Refining OH, dated as of the Fourth Amendment Effective Date, executed by an Authorized Officer of Vertex Refining OH, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of Vertex Refining OH in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

f.executed counterparts of the 2nd Amended and Restated Fee Letter from Company; and

g.an consent to this Amendment and the transactions contemplated hereby from the ABL Agent.

2.The Administrative Agent shall have received originally executed copies of the favorable written opinions of Reinhart Boerner Van Deuren, S.C., counsel to Vertex Refining OH, as to the documents referenced in Section 1 above and such other matters as Administrative Agent may reasonably request, dated as of the Fourth Amendment Effective Date, and otherwise in form and substance reasonably satisfactory to Administrative Agent.

3.The Administrative Agent shall have received (a) either sufficient copies of each Organizational Document executed and delivered by Vertex Refining OH, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Fourth Amendment Effective Date or a recent date prior thereto; (b) signature and incumbency certificates of the officers of Vertex Refining OH executing the Amendment and the other documents contemplated hereby to which it is a party; (c) resolutions of the Board of Directors or similar governing body of Vertex Refining OH approving and authorizing the execution, delivery and performance of this Amendment and the other documents contemplated hereby, certified as of the Fourth Amendment Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (d) a good standing certificate from the applicable Governmental Authority of Vertex Refining OH’s jurisdiction of formation and in each jurisdiction in which it is qualified as a foreign limited liability company to do business, each dated a recent date prior to the Fourth Amendment Effective Date.

4.The Administrative Agent shall have received copies (certified by an Authorized Officer of the Company) of all amendments, joinders and supplements to the ABL Credit Agreement and related “Loan Documents” (as defined in the ABL Credit Agreement) related thereto, all in form and substance reasonably satisfactory to Administrative Agent, to the extent required thereunder or under the Intercreditor Agreement, including without limitation those required in order to grant a Lien in the Collateral of Vertex Refining OH pledged to the Administrative Agent hereunder.

5.The Administrative Agent shall have received a certificate from Company’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 of the Credit Agreement with respect to Vertex Refining OH is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5 of the Credit Agreement.

6.The Administrative Agent shall have received reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of counsel to Administrative Agent).

D.	REPRESENTATIONS

To induce the Lenders, Collateral Agent and Administrative Agent to enter into this Amendment, each Credit Party hereby represents and warrants to the Lenders, Collateral Agent and Administrative Agent that:

1.Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated hereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

2.The execution, delivery and performance of this Amendment have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

3.The execution, delivery and performance by Credit Parties of this Amendment and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the date hereof and disclosed in writing to Lenders.

4. The execution, delivery and performance by Credit Parties of this Amendment and the consummation of the transactions contemplated hereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority.

5. This Amendment has been duly executed and delivered by each Credit Party and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

6.After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date, and no Default or Event of Default has occurred and is continuing as of the date hereof.

7.After giving effect to the documents delivered pursuant to Section 3 above, all Subsidiaries of Holdings are Guarantors, other than the Company.

E.	OTHER AGREEMENTS

1.    Continuing Effectiveness of Loan Documents. As amended hereby, all terms of the Credit Agreement and the other Credit Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Credit Parties party thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. To the extent any terms and conditions in any of the other Credit Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby. Upon the effectiveness of this Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Credit Document for all purposes of the Credit Agreement.

2.    Reaffirmation of Guaranty. Holdings and each other Guarantor consents to the execution and delivery by the Company of this Amendment and the consummation of the transactions described herein, and ratifies and confirms the terms of the Guaranty to which such Guarantor is a party with respect to the Indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any Indebtedness of Company to the Lenders or any other Obligation of Company, or any actions now or hereafter taken by the Lenders with respect to any Obligation of Company, the Guaranty to which any Guarantor is a party (i) is and shall continue to be a primary obligation of such Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of each Guarantor under the Guaranty to which such Guarantor is a party.

3.    Acknowledgment of Perfection of Security Interest. Each Credit Party hereby acknowledges that, as of the date hereof, the security interests and Liens granted to Collateral Agent and the Lenders under the Credit Agreement and the other Credit Documents, including, without limitations, Liens granted under the Mortgages, are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Credit Documents.

4.    APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

5.    No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement and the other Credit Documents or an accord and satisfaction in regard thereto.

6.    Costs and Expenses. The Company agrees to pay on demand all costs and expenses of Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for Administrative Agent with respect thereto.

7.    Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

8.    Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns. No third party beneficiaries are intended in connection with this Amendment.

9.    Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

VERTEX ENERGY OPERATING, LLC

By:     /S/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

VERTEX ENERGY, INC.

By:     /S/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

VERTEX ACQUISITION SUB, LLC

By:     /S/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

VERTEX MERGER SUB, LLC

By:     /S/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

VERTEX REFINING NV, LLC

By:     /S/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

FOURTH AMENDMENT TO CREDIT AND GUARANTY AGREEMENT AND WAIVER

VERTEX REFINING LA, LLC

By:     /S/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

VERTEX REFINING OH, LLC

By:     /S/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

CEDAR MARINE TERMINALS, LP

By:     /S/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: Authorized Signatory

CROSSROAD CARRIERS, L.P.

By:     /S/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: Authorized Signatory

VERTEX RECOVERY, L.P.

By:     /S/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: Authorized Signatory

H & H OIL, LP.

By:     /S/ Benjamin P. Cowart
Name: Benjamin P. Cowart

FOURTH AMENDMENT TO CREDIT AND GUARANTY AGREEMENT AND WAIVER

Title: Authorized Signatory

VERTEX II GP, LLC

By:     /S/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: Authorized Signatory

GOLDEN STATE LUBRICANTS WORKS, LLC

By:     /S/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: Authorized Signatory

FOURTH AMENDMENT TO CREDIT AND GUARANTY AGREEMENT AND WAIVER

GOLDMAN SACHS BANK USA, a New York State-Chartered Bank, as Administrative Agent and Collateral Agent

By:     /s/ Stephen Hipp
Name: Stephen Hipp
Title: Authorized Signatory

GOLDMAN SACHS SPECIALTY LENDING HOLDINGS, INC., as a Lender

By:     /s/ Stephen Hipp
Name: Stephen Hipp
Title: Authorized Signatory